Exhibit 99.1

DSP Group, Inc. Reports Second Quarter 2019 Results

Revenues from Growth Initiatives Increase by 12% and Account for 61% of Total Sales

Record High SmartVoice Revenues of $5.3 Million

San Jose, Calif., July 30, 2019 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the second quarter ended June 30, 2019.

Second Quarter Financial Highlights:

●	Total revenues of $29.0 million, a year-over-year decrease of 5%
o	Revenues from growth initiatives of $17.8 million, a year-over-year increase of 12%, accounted for 61% of total revenues
o	Unified Communications segment revenues of $8.8 million, a year-over-year decrease of 10%
o	SmartVoice segment revenues of $5.3 million, a year-over-year increase of 142%
o	SmartHome segment revenues of $3.6 million, a year-over-year decrease of 4%
o	Cordless revenues of $11.3 million, a year-over-year decrease of 24%
●	GAAP and non-GAAP gross margins of 49.7% and 50.1%, respectively, compared to GAAP and non-GAAP gross margins of 49.1% and 49.5%, respectively, for the second quarter of 2018
●

GAAP loss per share of ($0.02) and non-GAAP diluted earnings per share of $0.07, compared to GAAP loss per share of ($0.01) and non-GAAP diluted earnings per share of $0.07, respectively, for the second quarter of 2018

●

GAAP operating loss of ($1.3) million and non-GAAP operating income of $0.9 million, compared to GAAP operating loss of ($0.7) and non-GAAP operating income of $1.4 million, respectively, for the second quarter of 2018

●	GAAP net loss of ($0.5) million and non-GAAP net income of $1.7 million, compared to GAAP net loss of ($0.3) and non-GAAP net income of $1.6 million, respectively, for the second quarter of 2018
●	Generated $3.0 million of cash from operations compared to $5.4 million in the second quarter of 2018
●	Cash, deposits and marketable securities of approximately $121.9 million as of June 30, 2019

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, said, “We are pleased to report that revenues from our growth initiatives grew by 12% year over year to $17.8 million and accounted for 61% of sales. This accomplishment was propelled by record results in our SmartVoice product line, which offset the expected weakness in the Unified Communications product line and temporary slowdown in demand for home gateways as part of our SmartHome product line. Moreover, we are excited about the momentum in our SmartVoice business with second quarter revenues growing by 142%, reaching a record of $5.3 million and demonstrating the strength and diversity of our product offering in addressing a number of new applications, including cameras, tablets and SmartTVs.”

“Looking ahead to the third quarter of 2019, we project a sequential increase in revenues and remain confident that we are well positioned for sustainable revenue growth in 2019 and onwards, driven by strategic wins across all of our growth initiatives, including a major SmartHome design win with a leading North American service provider that selected our ULE technology for its IoT offering, initial commercial shipments of a high-volume design win in our Unified Communications product line, and the continued growth and diversification of our SmartVoice business with an expanding roster of customers.”

Second Quarter Business Highlights:

●	Continued to grow and strengthen our SmartVoice franchise, as evidenced by 142% year over year revenue growth, expanding roster to 55 customers and recent noteworthy design wins including:
o	Three new innovative devices based on our technologies were certified by Amazon Alexa Voice Services (AVS), bringing the total number of certified products to 16
o	5 new voice enabled tablet products were launched by leading Chinese OEMs
o	A leading OEM launched a handsfree voice enabled Smart TV offering based on our SmartVoice solution

●

Grew and diversified our SmartHome ecosystem with leading global IoT vendors that recognize ULE’s unmatched characteristics for wireless indoor IoT, including superior range, interference-free spectrum and natural support for two-way voice:

o	A leading North American service provider selected DECT/ULE for its IoT product offering
o	A leading Japanese OEM selected our DECT/ULE solution for wireless Hi-Fi audio streaming
o	A North American company selected our DECT/ULE solution for its wireless sensor system diagnosing machinery conditions
o

Motorola launched an innovative Alexa-enabled voice device – the world’s first DECT phone that is Amazon Alexa Voice Services certified, underscoring the unique value proposition of voice user interface coupled with best in class wireless voice technology, thereby reinventing the home phone experience

●	Solidified our leadership position in the Unified Communications (UC) market, as demonstrated by the following business wins:
o	Initial commercial shipments of our high-volume design win to a Tier-1 OEM customer
o	Grandstream Networks launched a new line of carrier-grade IP phones and longer-range IP-DECT products based on our DCX81 and DVF99xx voice processors
o	A leading Korean service provider launched a new IP phone based on our DVF99 SoC
o	Gigaset launched Maxwell 4, a professional business phone, based on our DVF101 SoC

Second Quarter GAAP Results:

Revenues for the second quarter of 2019 were $29 million, a decrease of 5% from revenues of $30.7 million for the second quarter of 2018. Net loss and loss per share for the second quarter of 2019 were ($0.5) million and ($0.02), respectively. Net loss and loss per share for the second quarter of 2018 were ($0.3) million and ($0.01), respectively.

Second Quarter Non-GAAP Results:

Non-GAAP net income and diluted earnings per share for the second quarter of 2019 were $1.7 million and $0.07, respectively, as compared to non-GAAP net income and diluted earnings per share of $1.6 million and $0.07, respectively, for the second quarter of 2018. Non-GAAP net income and diluted earnings per share for the second quarter of 2019 excluded the impact of amortization of acquired intangible assets in the amount of $0.1 million associated with previous acquisitions; equity-based compensation expenses of $2.1 million; non-cash exchange rate differences resulting from the new lease accounting standard (ASC 842) in the amount of $0.2 million; and changes in deferred taxes in the amount of $0.1 million related to intangible assets acquired in previous acquisitions and equity-based compensation expenses. Non-GAAP net income and diluted earnings per share for the second quarter of 2018 excluded the impact of amortization of acquired intangible assets in the amount of $0.4 million associated with previous acquisitions; equity-based compensation expenses of $1.7 million; and changes in deferred taxes in the amount of $0.2 million related to intangible assets acquired in previous acquisitions and equity-based compensation expenses.

Earnings Conference Call Details:

DSP Group will discuss its second quarter financial results, along with its outlook and guidance for the third quarter of 2019, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

Investors may access the conference call by dialing +1 866 966-1396 (domestic US) or +44 (0) 20 7192-8000 (international)The password is 5793887#

The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to:

https://edge.media-server.com/mmc/p/hjy465xb

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 917 677-7532, domestically or +44 (0) 33 3300-9785, internationally and enter the company access code: 5793887#.

Presentation of Non-GAAP Net Income and EPS

The Company believes that the non-GAAP presentation of net income and diluted earnings per share presented in this press release is useful to investors in comparing results for the second quarter ended June 30, 2019 to the same period in 2018 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation are reflected in its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including optimism associated with various design wins, as well as Mr. Elyakim’s statements that a sequential increase in revenues is anticipated for the third quarter of 2019 and sustainable growth in 2019 and onwards due to strategic design-wins. The results from these statements may not actually arise as a result of various factors, including the market penetration of DSP Group’s unified communications, ULE, voice user interface, SmartVoice and SmartHome products; unexpected delays in the commercial launch of new products; unexpected inventory adjustments, the speed of decline in the cordless market; DSP Group’s ability to manage costs; DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner and the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2018, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a global leader in wireless chipsets for a wide range of smart-enabled devices. The company was founded in 1987 on the principles of experience, insight and continuous advancement which enable the company to consistently deliver next generation solutions in the areas of voice, audio, video and data connectivity. Experts in voice processing, DSP Group invests heavily in innovation for the smart future, the result is leading-edge semiconductor technology that is enabling our customers to develop a new wave o products that bring enhanced user experiences through innovation, like conversation technology. From mobile phones to VoIP and virtual assistants using cloud-based voice services, DSP Group is the answer to the growing demand for the ever-expanding collection of voice controlled smart devices. For more information, visit www.dspg.com.

Contact:

Tali Chen, Chief Marketing Officer, Tali.Chen@dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$29,034	$30,651	$57,310	$58,762
Cost of revenues	14,615	15,598	28,435	29,995

Gross profit	14,419	15,053	28,875	28,767
Operating expenses:
Research and development, net	8,559	8,891	17,481	17,889
Sales and marketing	4,386	3,761	8,869	7,829
General and administrative	2,674	2,669	5,229	5,250
Amortization of intangible assets	104	425	208	850

Total operating expenses	15,723	15,746	31,787	31,818

Operating loss	(1,304)	(693)	(2,912)	(3,051)

Financial income, net	400	403	713	799

Loss before taxes on income	(904)	(290)	(2,199)	(2,252)

Income tax benefit	(383)	(2)	(612)	(211)

Net loss	$(521)	$(288)	$(1,587)	$(2,041)
Net loss per share:
Basic	$(0.02)	$(0.01)	$(0.07)	$(0.09)
Diluted	$(0.02)	$(0.01)	$(0.07)	$(0.09)

Weighted average number of shares used in per share computations of loss per share:
Basic	22,757	22,681	22,650	22,680
Diluted	22,757	22,681	22,650	22,680

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net loss	$(521)	$(288)	$(1,587)	$(2,041)
Equity-based compensation expense included in cost of revenues	122	108	237	206
Equity-based compensation expense included in research and development, net	775	701	1,525	1,353
Equity-based compensation expense included in sales and marketing	474	265	876	671
Equity-based compensation expense included in general and administrative	689	586	1,327	1,129
Amortization of intangible assets	104	425	208	850
Non-cash exchange rates differences resulting from the new lease accounting standard (ASC 842)	206	-	512	-
Changes of deferred taxes related to intangible assets and equity-based compensation expense	(105)	(184)	(186)	(381)
Non-GAAP net income	$1,744	$1,613	$2,912	$1,787

Weighted-average number of common stock used in computation of GAAP diluted net earnings per share (in thousands)	22,757	22,681	22,650	22,680

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	1,522	1,398	1,457	1,378

Weighted-average number of common stock used in computation of non-GAAP diluted net earnings per share (in thousands)	24,279	24,079	24,107	24,058

GAAP diluted net loss per share	$(0.02)	$(0.01)	$(0.07)	$(0.09)
Equity-based compensation expense	0.08	0.07	0.17	0.14
Amortization of intangible assets	0.01	0.02	0.01	0.04
Non-cash exchange rates differences resulting from the new lease accounting standard (ASC 842)	0.01	-	0.02	-
Changes of deferred taxes related to intangible assets and equity-based compensation expense	(0.01)	(0.01)	(0.01)	(0.02)
Non-GAAP diluted net earnings per share	$0.07	$0.07	$0.12	$0.07

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2019	2018
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$13,197	$12,146
Restricted deposits	1,089	493
Marketable securities and short term deposits	30,222	35,713
Trade receivables, net	17,149	13,475
Inventories	9,193	9,819
Other accounts receivable and prepaid expenses	3,585	3,670
Total current assets	74,435	75,316

Property and equipment, net	5,858	2,748

Long term marketable securities and deposits	77,380	75,538
Severance pay fund	15,120	14,158
Operating leases	11,937	-
Deferred income taxes	4,879	3,580
Intangible assets, net	7,112	7,321
Long term prepaid expenses and lease deposits	949	1,229
	117,377	101,826

Total assets	$197,670	$179,890

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$7,990	$9,579
Lease liability	2,088	-
Other current liabilities	13,266	13,120
Total current liabilities	23,344	22,699

Accrued severance pay	15,310	14,348
Lease liability	10,362	-
Accrued pensions	830	827
Deferred income taxes	135	151
Total long term liabilities	26,637	15,326

Stockholders’ equity:
Common stock	23	22
Additional paid-in capital	382,849	378,855
Accumulated other comprehensive loss	(946)	(2,324)
Less – Cost of treasury stock	(116,940)	(122,325)
Accumulated deficit	(117,297)	(112,363)
Total stockholders’ equity	147,689	141,865
Total liabilities and stockholders’ equity	$197,670	$179,890